FILED PURSUANT TO RULE 424(B)(3)

REGISTRATION NO. 333-160463

RESOURCE REAL ESTATE OPPORTUNITY REIT, INC.

SUPPLEMENT NO. 16 DATED MAY 18, 2012

TO THE PROSPECTUS DATED JULY 15, 2011

This document supplements, and should be read in conjunction with, the prospectus of Resource Real Estate Opportunity REIT, Inc. dated July 15, 2011, Supplement No. 14 dated April 27, 2012 and Supplement no. 15 dated May 16, 2012. As used herein, the terms “we,” “our” and “us” refer to Resource Real Estate Opportunity REIT, Inc. and, as required by context, Resource Real Estate Opportunity OP, LP, which we refer to as our “Operating Partnership” and to their subsidiaries. Capitalized terms used in this supplement have the same meanings as set forth in the prospectus. The purpose of this supplement is to disclose:

•	the extension of the offering; and

•	information regarding stock distributions recently declared.

Extension of Our Initial Public Offering

On May 17, 2012, our board of directors approved an extension of the termination date of this public offering from June 16, 2012 to June 16, 2013. Accordingly, all references to the termination of this offering are revised to state that this offering will terminate on June 16, 2013, unless further extended.

Stock Distribution Declared

On May 17, 2012, our board of directors declared a stock distribution of 0.015 shares of our common stock, $0.01 par value per share, or 1.5% of each outstanding share of common stock to the stockholders of record at the close of business on June 29, 2012. Such stock distributions are to be paid on July 16, 2012.

We believe that the stock distribution should be a tax-free transaction for U.S. federal income tax purposes under Section 305(a) of the Internal Revenue Code of 1986, as amended, and the adjusted tax basis of each share of “old” and “new” common stock should be computed by dividing the adjusted tax basis of the old common stock by the total number of shares, old and new. The holding period of the common stock received in such a non-taxable distribution is expected to begin on the date the taxpayer acquired the common stock which is the date that the distribution was made. Stockholders should consult their own tax advisors regarding the tax consequences of this stock distribution.